As filed with the Securities and Exchange Commission on April 21, 2023

Registration No. 333-239884

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-239884

UNDER THE SECURITIES ACT OF 1933

TREAN INSURANCE GROUP, INC.
 (Exact name of registrant as specified in its charter)

Delaware	98-0664337
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Trean Insurance Group, Inc.
150 Lake Street West
Wayzata, MN 55391
Telephone Number: (952) 974-2200
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Trean Insurance Group,
Inc. 2020 Omnibus Incentive Plan

(Full title of the plan)

Julie A. Baron
President and Chief Executive Officer
Trean Insurance Group, Inc.
150 Lake Street West
Wayzata, MN 55391
Telephone Number: (952) 974-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer		Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) deregisters all shares of Trean Insurance Group, Inc., a Delaware corporation (the “Registrant”), common stock, par value $0.01 per share (“Shares”), and any other securities remaining unissued, under the following Registration Statement on Form S-8 (the “Registration Statement”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•
Registration Statement on Form S-8 (No. 333-239884), which was filed with the Commission on July 16, 2020, pertaining to the registration of 5,058,085 Shares issuable under the Trean Insurance Group, Inc. 2020 Omnibus Incentive Plan.

On December 15, 2022, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Treadstone Parent Inc. (“Parent”) and Treadstone Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, effective April 21, 2023 (the “Effective Time”), Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly-owned subsidiary of Parent.

As a result of the merger, except as otherwise provided in the Merger Agreement, at the Effective Time, subject to any applicable withholding taxes, each Share issued and outstanding immediately prior to the Effective Time was converted into the right to receive $6.15 in cash, without interest (the “Transaction Consideration”). In addition:

•
each option to purchase Shares outstanding immediately prior to the Effective Time (each, a “Company Option”), whether vested or unvested, was cancelled and entitles the holder thereof to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of Shares subject to such Company Option as of immediately prior to the Effective Time, and (ii) the excess, if any, of the Transaction Consideration over the exercise price per share of the Shares subject to such Company Option;

•
each performance stock unit award outstanding immediately prior to the Effective Time (each, a “Company PSU Award”) became vested, was cancelled and entitles the holder thereof to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) a pro-rated number of Shares that would have vested pursuant to the terms of such Company PSU Award based on projected performance through the end of the applicable performance period as set forth in the Merger Agreement, and (ii) the Transaction Consideration;

•
each market stock unit award of the Company outstanding immediately prior to the Effective Time (each, a “Company MSU Award”) became vested, was cancelled and entitles the holder thereof to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of Shares that would have vested pursuant to the terms of such Company MSU Award based on actual performance through the Effective Time, and (ii) the Transaction Consideration; and

•
each restricted stock unit award of the Company outstanding immediately prior to the Effective Time (each, a “Company RSU Award”), subject to certain exceptions, became fully vested, was cancelled and entitles the holder to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of Shares subject to the Company RSU Award and (ii) the Transaction Consideration.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining Shares registered by the Registrant pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayzata, State of Minnesota, on this 21st day of April, 2023.

Trean Insurance Group, Inc.

By:	/s/ Julie A. Baron
Name:	Julie A. Baron
Title:	President and Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.